Exhibit 10-25

Zimmerman Adams International	New Broad Street House 35 New Broad Street London EC2M1NH Tel: +44 (0)20 7060 1760 Fax: +44 (0)20 7060 1761 www.zimmint.com

13 March 2006
Strictly Private & Confidential

Mr. John Carson
Chief Executive Officer
New Media Lottery Services plc
51/52 Fitzwilliam Square
Dublin 2
Ireland

Dear Sirs
Appointment as Ongoing Broker
Terms and Conditions of Engagement

1.	INTRODUCTION

This engagement letter (the “Engagement Letter") sets out the terms on which Zimmerman Adams International Limited, referred to herein as "ZAI" have agreed to act as Broker to New Media Lottery Services plc (the “Company") for the purposes of the rules contained in the booklet “AIM - Rules for Companies” (the “AIM Rules") published by the London Stock Exchange plc (the "LSE"). Such appointment will be upon the terms and conditions set out in this Engagement Letter.

This letter is in substitution for and supercedes the engagement letter in similar terms of 23 September 2005 which shall, on execution of this letter, be deemed to be of no further effect.

2.	SCOPE OF THE ENGAGEMENT

In its role as Broker, ZAI shall provide the following services (the “Services”) including:

(a)
to maintain regular contact with the Company concerning any material movements in its share price and to give details to the Company, as requested or required and as available to ZAI (excluding for this purpose ZAI’s market makers), of trading in the Company’s shares;

(b)
when requested, to coordinate all transactions in the Company’s shares by its directors, employees and other third parties specified by the Company with a view to maintaining an orderly market in the Company’s shares;

(c)	to organise the production of independent analyst’s reports on the Company annually or at such intervals as are deemed appropriate by ZAI;
(d)	if requested, to relay to the Company competitors’ results, share prices or news relating to other companies in the same sector as the Company following publication or as otherwise required;
(e)	to provide the Company with guidance on market expectations and when appropriate arrange for the Company to make presentations to institutional investors and advise on the content thereof;

(f)	if requested, to attend annual general meetings, extraordinary general meetings and up to two board meetings per annum; and
(g)	to provide such other assistance on such terms as ZAI and the Company may agree in writing from time to time.

For the avoidance of doubt, and subject always to the obligations of ZAI as broker under the AIM Rules, the regulatory system (as defined in the handbook and rules of the FSA) and, the other applicable regulations, ZAI will not be responsible for maintaining an orderly market in the Company’s shares, producing research reports or arranging presentations to institutional investors. ZAI can if requested arrange for such services to be provided by a third party or parties on terms to be agreed

3.	FEES AND EXPENSES

3.1
In consideration of ZAI's agreement to provide the Services under this Engagement Letter the Company agrees to pay ZAI a retainer fee of £15,000 per annum, plus VAT where applicable, which fee shall accrue on a daily basis from the date of the Company’s admission to AIM until the date of termination of the agreement constituted by this Engagement Letter and shall be payable quarterly in advance on each quarter day (24 March, 25 June, 29 September and 25 December), the first such fee being due on the date of admission covering the period to the first quarter date, pro-rata. The retainer fee shall be subject to annual review.

3.2	ZAI may invoice any disbursements incurred by it in the course of carrying out the Services separately from such retainer fee.

3.3	Any services other than those specified in this Engagement Letter which are provided by ZAI to the Company shall be invoiced separately on terms to be agreed between ZAI and the Company.

4.	THE COMPANY'S OBLIGATIONS

In consideration of ZAI agreeing to act as Broker to the Company, the Company agrees and, where appropriate, confirms that it will comply with the obligations set out in Schedule 3.

5.	STANDARD TERMS AND CONDITIONS AND INDEMNITY

The Terms and Conditions contained in Schedule 1 and the indemnity contained in Schedule 2 are deemed to be part of this Engagement Letter. By executing the counterpart of this Engagement Letter the Company accepts such Terms and Conditions contained in Schedule 1 and agrees to be bound by the indemnity contained in Schedule 2.

6.	ACKNOWLEDGEMENTS

The Company acknowledges and confirms that:

(a)
the directors of the Company understand the nature of their responsibilities to holders and potential holders of the Company's securities and will carry out all their obligations, and will, in so far as they are able, procure that the Company carries out all of its obligations, under and in accordance with the AIM Rules and other requirements of the LSE;

(b)
the shares in the Company which have been or are to be admitted to trading on AIM are free from restrictions on transferability (including any limitations on size of holdings and in respect of classes or identity of holders) except for any restrictions of the kind permitted by rule 32 of the AIM Rules;

(c)	ZAI may take such steps as it considers necessary or desirable to comply with legal or other regulatory requirements relevant to any services provided by it to the Company;
(d)	the responsibilities of ZAI as Broker to the Company as set out in the AIM Rules are owed solely to the LSE;
(e)	the terms of this Engagement Letter have been unanimously agreed and formally minuted at a meeting of the board of directors of the Company.

7.	STATUS OF THE COMPANY

7.1
ZAI is authorised and regulated by the Financial Services Authority and the Company acknowledges that all services provided by ZAI under this Engagement Letter are subject to the FSA Rules. In providing its services, ZAI is proposing to treat the Company as an Intermediate Customer as defined in the FSA Rules. As such, the Company will not obtain the benefit of those FSA Rules designed exclusively for the protection of Private Customers.

7.2
ZAI aims to offer the Company an efficient and effective service and to that end should the Company feel unhappy with any aspect of the service it receives from ZAI, it should not hesitate to contact Ray Zimmerman, CEO, Zimmerman Adams International Limited, 35 New Broad Street, London EC2M 1NH.

8.	TERMINATION

8.1
Subject to clause 8.2, the appointment of ZAI as Broker shall continue unless and until terminated by either party on three month’s notice in writing, such notice not to expire before the date falling twelve months after the date of Admission.

8.2
Either party may terminate this Engagement Letter immediately by serving a notice in writing in the event of any material breach of this Engagement Letter by the other party of its obligations under this Engagement Letter, which breach is not capable of remedy or has not been remedied within five business days of its occurrence, but such termination shall be without prejudice to the payment to ZAI of any fees or sums accrued or due on the date of termination.

8.3	If this Engagement Letter is terminated in accordance with this clause 8 the provisions of this clause and of clause 13(a) to Schedule 1 shall remain in full force and effect.

9.	ACCEPTANCE
Please confirm the Company's acceptance of the terms of this Engagement Letter by signing below and returning one executed copy to ZAI.

Yours faithfully Zimmerman Adams International Limited

Director/authorised signatory

Accepted by:

Director for and on behalf of the Company

Schedule 1

TERMS AND CONDITIONS

1.	Application

These Terms and Conditions apply to the Services, which Zimmerman Adams International Ltd., together with their subcontractors and agents (“ZAI") will provide to the Company, pursuant to the Engagement Letter to which these Terms and Conditions are attached, and into which they are incorporated by reference.

2.	Authorities

(a)
ZAI is authorised by the Company to do anything which, in ZAI's opinion, is reasonably necessary either to carry out the Services contemplated in the Engagement Letter (including acting as the Company's agent or through agents) or to act in accordance with any applicable laws, rules, regulations, authorisations, consents or practice as may reasonably be appropriate. The Company agrees that it shall approve and confirm everything lawfully done by ZAI in the exercise of such discretion.

(b)
ZAI shall not be responsible for providing specialist advice in any circumstances where the Company has agreed to procure, or would usually procure, such advice from others (for example, accounting, regulatory, legal, pensions or taxation matters) and ZAI shall not be liable in relation to any advice or services provided to the Company by persons other than ZAI.

(c)
ZAI shall be entitled to believe that any information and/or instructions given or purported to be given by an individual or person who is or purports to be and is reasonably believed by ZAI to be a director, duly authorised employee or authorised agent of the Company have been properly authorised by the Company.

(d)	Each of ZAI and the Company shall act towards each other in good faith during the term of the Engagement Letter.

3.	Provision of information

(a)
The Company agrees to provide ZAI with all material information in its possession relevant to the Engagement Letter. ZAI will rely on the Company to ensure that any information made available to ZAI and/or third parties or otherwise published is information that the Company is legally entitled to provide for the purpose for which it is intended to be used and without committing a breach of any obligation owed by the Company to a third person or otherwise infringing any legal, regulatory or equitable rights of any third parties whatsoever and that it is true and accurate in all material respects and not misleading in any material respect (by omission or otherwise). If the Company subsequently becomes aware that any such information is not correct or is inaccurate or misleading it will notify ZAI as soon as is reasonably practicable.

(b)
The Company shall ensure that all statements and documents made and/or published by it or on its behalf in relation to this Engagement Letter will only be made or published after ZAI has been consulted.

(c)
If ZAI is asked by the Company to approve or to issue on its behalf any document, information, public announcement or other material which constitutes or might constitute a financial promotion under section 21 of the Financial Services and Markets Act 2000, then should it agree to act, ZAI shall consider such material and may in its discretion (but without any obligation on ZAI to grant any such approval):

(i)	require further information from the Company so that ZAI may approve any document;

(ii)	acting reasonably, require the Company to make such modifications or amendments as ZAI considers necessary or desirable before it will approve or issue the material;

(iii)
require the Company to cease to distribute any document, information or other material in relation to the marketing of its shares if at any time ZAI becomes aware of information which in its reasonable opinion renders the document or material untrue, inaccurate or misleading in any material respect; and/or

(iv)	require the Company to confirm in writing that, so far as the Company is aware having made all reasonable enquiries, the contents of every document or public announcement are not false or misleading.

(d)
The Company will be fully responsible for the preparation and contents of any such document or material and for any reasonable costs properly incurred by ZAI in considering, approving or issuing any such document or material.

(e)
ZAI shall be entitled to assume that matters, which may be material for disclosure or otherwise in the context of the Engagement Letter, will be brought to its attention and, furthermore, it will only provide its Services on the basis of information disclosed to it.

4.	Use of material

Any reports or papers produced by ZAI for the Company, in either draft or final form, will be exclusively for the use of the Company and its professional advisers and will not be available for distribution to other persons unless otherwise agreed in writing by ZAI. Notwithstanding any consent granted by ZAI, it shall not under any circumstances have any responsibility whatsoever to any third party to which any advice or report is disclosed or otherwise provided. No reference to ZAI or to its advice is to be made in any publication made by the Company or any holding company of the Company or by any subsidiary or associated company of any such holding company or on their behalf, without the prior written consent of ZAI unless such reference is required by any legal or regulatory obligation. All correspondence and papers in ZAI’s possession or control relating to this Engagement Letter or the subject matter of this Engagement Letter shall be the sole property of ZAI, save for original contracts, share certificates and other original documents held to the Company's order.

5.	Confidentiality

ZAI agrees not to use any information obtained from the Company for any unlawful purpose and to keep confidential and not to disclose any material non-public information to any person, except that:

(a)	ZAI may disclose any information which becomes publicly available other than by reason of wrongful disclosure by ZAI;

(b)
ZAI may disclose any information which it reasonably concludes is or may be necessary or desirable to be disclosed by law or rule or regulation or pursuant to any court or administrative order or ruling or in any pending legal or administrative proceeding or investigation or which is requested by a regulatory authority (including without limitation the UK Financial Services Authority, the UK Listing Authority, any recognised or designated stock exchange or the Panel on Takeovers and Mergers); and

(c)
ZAI may disclose any information to its employees, agents, legal and other professional advisers and, with the consent of the Company, to any other person that ZAI considers necessary or desirable in order to perform any of the Services contemplated in the Engagement Letter. The Company acknowledges that it will not unreasonably withhold or delay such consent.

6.	The ZAI Group

This Engagement Letter is being undertaken by ZAI, which in turn has other subsidiaries and affiliated companies (together the "ZAI Group"). ZAI’s rights and obligations under this Engagement Letter may be assigned or transferred to any member of the ZAI Group so long as they give written notice of such transfer or assignment to the Company. If any such transfer or assignment takes place, and in consideration of ZAI procuring an undertaking from such transferee/assignee to be bound by the terms of this Engagement Letter, the Company will re-execute this Engagement Letter if required to do so by ZAI and the Company hereby irrevocably appoints ZAI as its agent for such purpose.

7.	Material interests

(a)
ZAI is engaged in a wide range of investment businesses. This may give rise to situations where ZAI under the FSA Rules or under the general law: (i) may have interests, relationships and/or arrangements which conflict with those of the Company whether in relation to the transaction contemplated by the Engagement Letter of which these Terms and Conditions form part (the “Engagement”) or otherwise; and/or (ii) may have other clients whose interests conflict with those of the Company (“Conflicts of Interests”).

(b)
It is ZAI's policy in either case, in providing services to its clients, to do so on a consistent basis thus ensuring, so far as is practicable, that all clients are treated in a fair and equal manner.

(c)
The Company acknowledges and accepts, so as expressly to override, to the extent permissible, any duties, obligations or restrictions which would otherwise be implied by the FSA Rules or by law, that ZAI may have Conflicts of Interests.

(d)
The employees of ZAI assigned to the Engagement may (due, for example, to a “Chinese Wall”) be oblivious to, and in any event are required to disregard, any Conflicts of Interests and the Company agrees that ZAI may act for it despite any Conflicts of Interests and that any profit or remuneration from such interests may be retained by the ZAI Group.

(e)
The Company agrees that ZAI does not have a duty to disclose any matter that comes to its notice (or the notice of any other part of the ZAI Group) in the course of its business if doing so would constitute a breach of duty owed to any other persons.

8.	Legal and regulatory requirements

The Company confirms and undertakes that it possesses all necessary powers and has obtained all necessary authorisations, consents and approvals validly and lawfully to enter into this Engagement Letter.

The Company undertakes that (save as expressly disclosed to ZAI in writing) it has and undertakes that it shall maintain all necessary consents and authorisations which are necessary or desirable in relation to the Engagement and the performance by ZAI of its obligations under this Engagement Letter. The Company agrees that it will comply and will procure that all of its subsidiaries will comply with all relevant laws and regulations in any jurisdiction which may include inter alia, in relation to the United Kingdom, the Companies Acts, the Financial Services and Markets Act 2000, the Prospectus Rules, the Disclosure Rules, the Criminal Justice Act 1993, the City Code on Takeovers and Mergers, the Rules Governing Substantial Acquisitions of Shares, the Listing Rules of the UK Listing Authority, the AIM Rules and the rules of the London Stock Exchange and any and all successors thereto and re-enactments thereof. In fulfilling its obligations to the Company pursuant to this Engagement Letter, ZAI is also subject to (as well as the range of applicable laws) several rules and regulations and the requirements of various regulators. The Company agrees that the duties of ZAI to it will not restrict the freedom of ZAI to take all steps that it deems necessary in order for it to comply with any applicable laws, rules and regulations.

The Company undertakes to obtain appropriate advice (including legal advice) in respect of all laws and regulations which may be applicable to it in the UK or any other jurisdiction in connection with the Engagement and to communicate such advice to ZAI if it is or may be relevant to the provision by ZAI of its Services to the Company.

9.	Entire agreement

This Engagement Letter represents the entire agreement and understanding between the Company and ZAI in relation to the appointment of ZAI as advisers to the Company.

10.	Notices

Notices given pursuant to any of the provisions of this Engagement Letter shall be in writing and shall be sent by facsimile transmission, personally delivered or mailed, first class postage prepaid, to: (a) the Company at the address set out in the Engagement Letter and (b) Zimmerman Adams International Ltd., for the attention of the Chairman (Fax number 020 7060 1761), or to such other address as either party may have notified to the other in accordance with this paragraph. Any such communication shall be deemed to have been received on the same day if sent by facsimile transmission during normal business hours (9.00 a.m. to 5.30 p.m.), at 9.00 a.m. on a working day if transmitted after midnight but on or before 9.00 a.m. on such working day and at 9.00 a.m. on the next following working day if transmitted after 5.30 p.m. on any working day or on a day other than a working day, at 9.00 a.m. on the next working day in the place where left if personally delivered, and at 9.00 a.m. on the second working day after the date of mailing if mailed as aforesaid. A “working day” shall mean a day other than a Saturday or a Sunday or recognised public holiday in England and references to time shall mean United Kingdom time. Notices cannot be given by e-mail.

11.	Illegality

If any provision of this Engagement Letter contravenes the applicable regulations or law or shall be declared void or unenforceable by the Court or administrative body of competent jurisdiction, that provision shall to that extent be deemed not to form part of this Engagement Letter but the validity of the remaining provisions of this Engagement Letter shall not be affected thereby.

12.	Recording of telephone conversations

ZAI may record telephone calls. These records (if made) will be the sole property of ZAI and will be evidence of orders or instructions given by the Company. Any recordings made may be retained.

13.	Miscellaneous

(a)
This Engagement Letter has been and is made solely for the benefit of the Company and ZAI, in the case of ZAI for itself and as trustee (with sole discretion as to acting in such capacity) for the benefit (and not the burden) of each of its affiliates, the respective directors and officers of the foregoing and any person controlling ZAI or any of its affiliates. Except pursuant to paragraph 6 of these Terms and Conditions and as set out in schedule 3 to this Engagement Letter, no other person shall acquire or have any rights under or by virtue of this Engagement Letter.

(b)
For the purposes of this Engagement Letter, "affiliate" means any group undertaking (as defined in section 259 of the Companies Act 1985) or any associated company (as defined in section 416 of the Income and Corporation Taxes Act 1988) of any such group undertaking.

(c)
ZAI may process, store and retain by computer or otherwise any information (including personal data) obtained about the Company as a consequence of this Engagement Letter and any other agreement the Company may enter into with ZAI provided that it does so in compliance with Clause 5 of the Terms and Conditions (Confidentiality). By signing the Engagement Letter the Company consents to ZAI sharing this information with other divisions or subsidiaries within the ZAI Group where ZAI believes it is suitable for the Company's requirements. All collated information, including databases on which such information is stored, held by ZAI and other members of the ZAI Group is and shall remain the property of ZAI.

(d)
The Company authorises ZAI to make such enquiries and obtain such references as it may consider necessary to fulfil its statutory obligations under the UK Money Laundering legislation. This Engagement Letter authorises ZAI to make such further enquiries and obtain such further references as it may from time to time consider necessary for continuing compliance with its statutory obligations under such legislation.

(e)
The Company authorises ZAI, unless the Company specifically requires otherwise, to communicate in relation to this Engagement Letter and/or the Engagement with all persons involved in this Engagement Letter and/or the Engagement including, without limitation, its own employees and any third party advisers or agents, by means of electronic mail, including the internet, in addition to other means of communication. Any member of the ZAI Group may refer to the Engagement for its marketing purposes.

(f)
This Engagement Letter (i) shall be deemed to be entered into once signed by the Company and ZAI and either executed copies are exchanged or are faxed back by the Company to ZAI and by ZAI to the Company and (ii) may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(g)
Time is of the essence in relation to this Engagement Letter and/or the Engagement with regard to (i) all payments to be made by the Company to ZAI and (ii) all notices to be served by any party to this Engagement Letter.

(h)
ZAI reserve the right to charge interest on any outstanding balances at a rate of 6% above the base rate of HSBC, and any past waiver in respect of the payment of such interest shall not preclude ZAI from requesting such payment arising from monies owed in connection with the Engagement Letter.

14.	Governing law

This Engagement Letter shall be governed by, and construed in accordance with, the laws of England and Wales and the parties submit to the non-exclusive jurisdiction of the English Courts.

In addition to any permitted method under the laws of any jurisdiction whereby ZAI may serve documentation upon the Company, the Company agrees that ZAI may serve any documentation relevant to this Engagement Letter (including, for the avoidance of doubt, any claim or suit or any other document relating to any dispute concerning the terms of this Engagement Letter) in writing by facsimile transmission, by personal delivery or by mail, first class postage prepaid upon the Company’s duly appointed agent for service at the address set out in the attached Engagement Letter

Schedule 2

INDEMNITY

None of the Company nor any of its affiliates (each of which is referred to in this schedule as the "Company") shall make any claim against ZAI, its affiliates, the respective directors, officers and employees of each of the foregoing and any person controlling ZAI or any of its affiliates (together with ZAI referred to in this Schedule as the "ZAI Persons") to recover any loss or damage which the Company, the directors of the Company, any investor in, guarantor of, any lender of debt finance to the Company, or any subscriber/purchaser of any of the securities issued/transferred in connection with the activities contemplated by this Engagement Letter or any subsequent purchaser or transferee thereof or any other person may suffer or incur by reason of the carrying out by ZAI of its obligations under this Engagement Letter, save and to the extent that such loss or damage arises from the gross negligence, wilful default, fraud or material breach by ZAI or any ZAI Person of its obligations under this Engagement Letter or any material contravention by any such party of the regulatory system (as defined in the handbook and rules of the FSA).

The Company undertakes to indemnify and to hold ZAI and each and every other ZAI Person harmless from and against all or any losses, claims, actions, liabilities, expenses, demands, charges or proceedings (together "Proceedings") whatsoever in any jurisdiction brought or established against ZAI or any other ZAI Person by any company, person, partnership, governmental agency or regulatory body whatsoever (including, without limitation, all such costs, charges and expenses as are reasonably paid or incurred by ZAI or any other ZAI Person in responding to, disputing or considering any such actual or potential actions, claims or demands or in enforcing its or their rights under this indemnity) and in particular but without limitation, against all or any Proceedings brought or established against ZAI or any other ZAI Person or which ZAI or any other ZAI Person may suffer or incur in connection with or arising out of or related to:

(a)
any of the statements and documents issued or supplied by the Company in connection with the activities contemplated by the Engagement Letter ("the Materials"), not containing or being alleged not to contain all information required to be stated therein or any statement therein (whether of fact, opinion, expectation or intention and including any forecast, projection or estimate) being or being alleged to be untrue, inaccurate, incomplete or misleading or as having been made negligently or otherwise without the required standard of skill and care or reasonableness;

(b)
any of the Materials issued or supplied by the Company or its other advisers in connection with the activities contemplated by the Engagement Letter, failing or being alleged to fail to disclose all material information necessary to enable an informed assessment to be made of the assets and liabilities, financial position, profits and losses, and prospects of the Company or of the rights attaching to any of the securities issued by the Company in connection with the activities contemplated by this Engagement Letter;

(c)	any breach by the Company of any of its obligations in the Engagement Letter; or

(d)
any failure or alleged failure by the Company to comply with any legal, statutory or regulatory requirement whether of the United Kingdom or elsewhere, save and to the extent that in any such case, such loss or other matter as aforesaid arises as a result of the gross negligence, wilful default or fraud of ZAI or any ZAI Person or the material breach by any such party of its obligations under this Engagement Letter or any material contravention by any such party of the regulatory system (as defined in the handbook and rules of the FSA) PROVIDED THAT any such gross negligence, wilful default, or fraud by any one ZAI Person shall not of itself obviate this indemnity in favour of any other ZAI Person in respect of different and separate events, matters or circumstances giving rise to one or more Indemnified Events and the provisions of this Schedule 2 shall be read and construed accordingly.

If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to taxation (or into any computation of income or profits for the purposes of any charge to taxation) any sum payable under this indemnity, then the amount so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such indemnity (such additional payments as are necessary to achieve this purpose being made by the Company on demand from ZAI from time to time).

This indemnity shall extend to include all reasonable costs and expenses properly incurred including legal fees and expenses (together with any value added or equivalent tax thereon) suffered or reasonably incurred by or any ZAI Person in connection with claiming and/or enforcing its or their rights under this indemnity.

If at any time any one or more of the provisions of this indemnity or any part of the indemnity is or becomes invalid, illegal or unenforceable in any respect under any law, that provision shall to that extent be deemed not to form part of this indemnity but the validity, legality and enforceability of the remaining provisions of this indemnity shall not in any way be affected or impaired thereby.

This indemnity confers benefits on any ZAI Person and, subject as set out below, is intended to be enforceable by each ZAI Person by virtue of the Contracts (Rights of Third Parties) Act 1999. No other party is intended to have any other rights under the Engagement Letter pursuant to that Act.

The terms of this Engagement Letter may not be rescinded or varied in any way without the written consent of ZAI, and no ZAI Person (other than ZAI) may enforce, or take any step to enforce, any of the provisions of this Engagement Letter without ZAI's prior written consent (at ZAI's absolute discretion), which may, if given, be given on and subject to such terms and conditions as ZAI may determine.

If, as a result of any exclusion or limitation of liability agreed by the Company with any other person, the amount for which ZAI is able to claim contribution against such other person in connection with any claim by the Company against ZAI arising out of or in connection with this Engagement Letter is reduced, the liability of ZAI to the Company in respect of such claim shall be reduced by the amount by which the amount for which ZAI is entitled to claim from such other person is reduced and the Company shall indemnify ZAI in respect of any increased liability to any third party which would not have arisen but for such exclusion or limitation.

Except in circumstances of ZAI’s gross negligence, wilful default or fraud, the aggregate liability of ZAI under this Engagement Letter shall not exceed the greater of £350,000 and the aggregate amount of the fees and net commissions paid to ZAI pursuant to this Engagement Letter.

The indemnity in this Schedule 2 shall be governed by and construed in accordance with the laws of England and Wales and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts in connection with any matter arising therefrom.

Schedule 3

THE COMPANY'S OBLIGATIONS

The Company agrees and where appropriate confirms that:

(a)
it has complied and will comply with all applicable AIM Rules, all other requirements of the LSE and all other legal requirements in relation to the proposed or continued admission of its share capital to trading on AIM;

(b)
it has complied and will comply with all legal requirements applicable to any prospectus issued or proposed to be issued by it or to any annual report and accounts or circulars or other documents sent or to be sent by it to its shareholders;

(c)
without limitation to paragraph (a) above, it will register any transfer of securities within fourteen days of receipt and will despatch share certificates, or credit the relevant CrestCo account as applicable, without delay;

(d)
it will comply in all respects with the Companies Acts 1962 - 2005 (as amended) of the Republic of Ireland, the Financial Services and Markets Act 2000, the Prospectus Rules, the Disclosure Rules, the Irish Takeover Panel Act 1997, the Irish Takeover Rules 2001 to 2005 and the Irish Takeover Panel Act 1997 (Substantial Acquisitions) Rules 2001 to 2005;

(e)
without limitation to paragraph (a) above, it will notify ZAI without delay of any information which is required to be notified to a Regulatory Information Service pursuant to the AIM Rules (and in particular, but without limitation, any new developments which are not public knowledge concerning a change in (i) its financial condition, (ii) its sphere of activity or (iii) the performance of its business or in the Company's expectation of its performance, which in each case if made public might reasonably be expected to lead to a substantial movement in the price of its shares);

(f)
it will before making any material announcement of the kind required to be notified to a Regulatory Information Service use its reasonable endeavours to consult with ZAI so far as practicable as to the content of such announcement. In the event that the Company fails to act in accordance with the advice received from ZAI, ZAI shall be entitled to resign in accordance with the provisions of clause 8.1;